   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1994
                                                      REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                USX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                    25-0996816
        (STATE OR OTHER JURISDICTION             (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)

     600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-4776   (412) 433-1121
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DAN D. SANDMAN, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-4776
                                 (412) 433-1121

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement as determined by market conditions.

     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                                             CALCULATION OF REGISTRATION FEE
================================================================================================================
                                               AMOUNT        PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
         TITLE OF EACH CLASS OF                 TO BE         OFFERING PRICE        AGGREGATE      REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED         PER UNIT(1)     OFFERING PRICE(1)      FEE
- ----------------------------------------------------------------------------------------------------------------
USX-Marathon Group Common Stock of USX
  Corporation............................   619,168 shares       $18.1875          $11,261,118      $3,883.14
================================================================================================================

    (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                USX CORPORATION

                                 619,168 SHARES
                        USX-MARATHON GROUP COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)
                            ------------------------

    The USX-Marathon Group Common Stock, par value $1.00 per share (the "Marathon Stock"), is common stock of USX Corporation ("USX or the "Corporation") and is intended to reflect the performance of USX's energy business that constitutes the Marathon Group of USX. The Marathon Stock is one of three classes of common stock of USX, the others being USX-U.S. Steel Group Common Stock ("Steel Stock") and USX-Delhi Group Common Stock ("Delhi Stock"). Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities.

    Dividends on the Marathon Stock will be payable when, as and if declared by the Board of Directors of USX (the "Board") out of all funds of USX legally available therefor. The Board intends to declare and pay dividends on the Marathon Stock based on the financial condition and results of operations of the Marathon Group. The voting power of one share of Marathon Stock relative to one share of each of the other classes of USX common stock will fluctuate based upon the relative market values thereof. Upon the liquidation of USX, the rights of the holders of the Marathon Stock and each of the other classes of USX common stock will be based on their relative market capitalizations. Subject to certain conditions, the Marathon Stock may be exchanged, at USX's option, for shares of the common stock of a wholly owned subsidiary of USX to which the assets and liabilities of the Marathon Group have been transferred as described herein.

    The features of the Marathon Stock, as well as other special considerations, are more fully discussed under "Special Considerations," "Price Range of Marathon Stock, Dividends and Dividend Policy" and "Description of Capital Stock."

    The shares of Marathon Stock offered hereby are being sold by a stockholder of USX. Such sales will be made from time to time at prices prevailing at the time of sale. The stockholder will pay all underwriting discounts and commissions. USX will bear the cost of registering the shares of Marathon Stock, estimated to be $13,000. USX will not receive any of the proceeds from the sale of such shares. See "Selling Stockholder."

    The Marathon Stock is listed on the New York, Chicago and Pacific Stock Exchanges. On November 29, 1994, the reported last sale price of the Marathon Stock on the New York Stock Exchange was $18.25 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is November 30, 1994.

                             AVAILABLE INFORMATION

     USX Corporation ("USX") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by USX can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Documents filed by USX can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), The Chicago Stock Exchange and the Pacific Stock Exchange.

     USX has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by USX with the Commission (file no. 1-5153) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1993.

          (b) Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1994.

          (c) Current Reports on Form 8-K dated January 21, January 24, February 2, February 14, February 24 and April 26, 1994.

          (d) The description of the Marathon Stock included in USX's Form 8 Amendment to a Registration Statement on Form 8-A filed on April 11, 1991.

     All reports and other documents filed by USX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Marathon Stock shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     USX undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Office of the Corporate Secretary, USX Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776 (telephone: 412-433-2885).

                                USX CORPORATION

     USX is a diversified company which is principally engaged in the energy business through its Marathon Group, in the steel business through its U.S. Steel Group and in the gas gathering and processing business through its Delhi Group.

     USX has three classes of common stock, Marathon Stock, Steel Stock and Delhi Stock. The Marathon Stock, the Steel Stock and the Delhi Stock are together referred to as "Common Stock." Each class of common stock is intended to provide the stockholders of such class with a separate security reflecting the performance of the related group. Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities.

     The Marathon Group includes Marathon Oil Company and certain other subsidiaries of USX, which are engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; and domestic refining, marketing and transportation of petroleum products. Marathon Group sales (excluding sales from the businesses included in the Delhi Group) as a percentage of total USX consolidated sales were 66% in the first nine months of 1994, and 66%, 69% and 72% in the years 1993, 1992 and 1991, respectively.

     The U.S. Steel Group includes U.S. Steel, the largest integrated steel producer in the United States, which is primarily engaged in the production and sale of a wide range of steel mill products, coke and taconite pellets. The U.S. Steel Group also includes the management of mineral resources, domestic coal mining, engineering and consulting services and technology licensing. Other businesses that are part of the U.S. Steel Group include real estate development and management, fencing products, leasing and financing activities and an interest in a titanium metal products company. U.S. Steel Group sales as a percentage of total USX consolidated sales were 31% in the first nine months of 1994 and 31%, 28% and 26% in the years 1993, 1992 and 1991, respectively.

     The Delhi Group includes Delhi Gas Pipeline Corporation and certain other subsidiaries of USX which are engaged in the purchasing, gathering, processing, transporting and marketing of natural gas. Prior to October 2, 1992, the businesses which are now included in the Delhi Group were included in the Marathon Group and data regarding the Delhi Group for periods prior to that date reflect the combined historical financial data of the businesses comprising the Delhi Group. Delhi Group sales as a percentage of total USX consolidated sales were 3% in the first nine months of 1994, 3% in the years 1993 and 1992 and 2% in 1991.

     USX was incorporated in 1901 and is a Delaware corporation. Its executive offices are located at 600 Grant St., Pittsburgh, PA 15219-4776 (tel:
412-433-1121). The terms "USX" and the "Corporation" when used herein refer to USX Corporation or USX Corporation and its subsidiaries, as required by the context.

                              SELLING STOCKHOLDER

     The selling stockholder is Carl M. Schultz, Inc. ("CMS") which owns 619,168 shares of Marathon Stock (or .2% of the outstanding shares of Marathon Stock) which were acquired on October 11, 1994 in connection with the acquisition by the Marathon Group of certain retail marketing properties of CMS. CMS will sell such shares from time to time at prices prevailing at the time of sale.

     USX has undertaken to file a registration statement covering the sale of shares of Marathon Stock issued to CMS. USX will bear the costs of registering the shares, including registration and filing fees, printing expenses and legal and accounting expenses. The amount of expenses to be paid by USX are estimated to be $13,000. All underwriting discounts and commissions will be paid by CMS.

                             SPECIAL CONSIDERATIONS

CONSIDERATIONS RELATING TO COMMON STOCK

  Stockholders of One Company; Financial Impacts from One Group Could Affect the other Groups

        Although the financial statements of the Marathon Group, the U.S. Steel Group and the Delhi Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group, the U.S. Steel Group and the Delhi Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX, and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from any Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Groups. In addition, net losses of any Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the Group financial information. USX prepares and provides consolidated financial statements, as well as financial statements of each Group, to the holders of the respective classes of Common Stock. See "Management and Accounting Policies."

  No Rights or Additional Duties With Respect to the Groups; Potential Conflicts

     Holders of Marathon Stock, Steel Stock and Delhi Stock have only the rights of stockholders of USX, and, except as described under "Description of Capital Stock--Marathon Stock--Exchange and Redemption" and "--Voting," under "Description of Capital Stock--Steel Stock--Exchange and Redemption" and "--Voting" and under "Description of Capital Stock--Delhi Stock--Exchange and Redemption" and "-- Voting," holders of Common Stock are not provided any rights specifically related to any Group. In addition, principles of Delaware law established in cases involving differing treatment of classes of capital stock or groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders.

     The existence of separate classes of Common Stock may give rise to occasions when the interests of holders of Marathon Stock, Steel Stock and Delhi Stock may diverge or appear to diverge. Examples include the optional exchange of the Delhi Stock for Marathon Stock or Steel Stock at the 10% premium or 15% premium, as the case may be, the determination of the record date of any such exchange or for the redemption of any Steel Stock or Delhi Stock, the establishing of the date for public announcement of the liquidation of USX; and the commitment of capital among the Marathon Group, the U.S. Steel Group and the Delhi Group. Although USX is not aware of any precedent involving the fiduciary duties of directors of corporations having classes of common stock or separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation, under the principles of Delaware law referred to above and the "business judgment rule," absent abuse of discretion, a good faith determination made by a disinterested and adequately informed Board with respect to any matter having disparate impacts upon holders of Marathon Stock, Steel Stock or Delhi Stock would be a defense to any challenge to such determination made by or on behalf of the holders of any class of Common Stock.

     Because the Board owes an equal duty to all stockholders regardless of class, the Board is the appropriate body to deal with these matters. In order to assist the Board in this regard, USX has formulated policies to serve as guidelines for the resolution of matters involving a conflict or a potential conflict, including policies dealing with the payment of dividends, limiting capital investment in the Steel Group over the long term to its internally generated cash flow, the use of capital generated by the Delhi Group for the expansion of its business, and allocation of corporate expenses and other matters. See "Management and Accounting

Policies." The Board has been advised concerning the applicable law relating to the discharge of its fiduciary duties to the common stockholders in the context of the separate classes of Common Stock and has delegated to the Audit Committee of the Board the responsibility to review matters which relate to this subject and report to the Board.

  Limited Separate Voting Rights

     Holders of shares of Marathon Stock, Steel Stock and Delhi Stock vote together as a single class on all matters as to which all USX common stockholders are entitled to vote. Holders of Marathon Stock, Steel Stock or Delhi Stock will have no rights to vote on matters as a separate Group except as described under "Description of Capital Stock--Marathon Stock--Voting," under "Description of Capital Stock--Steel Stock--Voting" and under "Description of Capital Stock--Delhi Stock--Voting" and in certain limited circumstances as currently provided under Delaware law. Separate meetings for the holders of each class of Common Stock will not be held. Accordingly, subject to such exceptions, holders of shares of Marathon Stock, Steel Stock or Delhi Stock, cannot bring a proposal to a vote of the holders of Marathon Stock, Steel Stock or Delhi Stock only, but are required to bring any proposal to a vote of all holders of capital stock of USX entitled to vote generally voting together as a single class.

     The interests of the holders of the Marathon Stock, Steel Stock and Delhi Stock may diverge or appear to diverge with respect to certain matters as to which such holders are entitled to vote. If, when a stockholder vote is taken on any matter as to which a separate vote by any class would not be required under the Certificate of Incorporation or Delaware law, the holders of one or more classes of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class or classes would be in a position to control the outcome of the vote on such matter. The Certificate of Incorporation provides that neither the increase nor the decrease of the authorized number of shares of any class of Common Stock requires a separate vote of any such class. Thus, it is possible that the holders of a majority of any class or two classes of Common Stock could constitute a majority of the voting power of all classes of Common Stock and approve the increase or decrease of the authorized amount of another class or classes of Common Stock without the approval of the holders of such other class or classes of Common Stock.

     On all matters where the holders of Common Stock vote together as a single class, a share of Marathon Stock will have one vote and each share of Steel Stock and Delhi Stock will have a fluctuating vote per share based on relative time-weighted average ratios of their Market Values. Assuming that the time weighted averages of the Market Values of Marathon Stock, Steel Stock and Delhi Stock were $18, $35 and $12, respectively, the per share voting rights of Marathon Stock, Steel Stock and Delhi Stock would be one vote, 1.944 votes and .667 vote per share, respectively. If the Marathon Stock, the Steel Stock and the Delhi Stock had such per share voting rights as of October 31, 1994, the holders of Marathon Stock, Steel Stock and Delhi Stock would have approximately 65%, 33% and 2% respectively, of the total voting power of USX.

  Management and Accounting Policies Subject to Change

     Since 1991 USX has applied certain management and accounting policies adopted by the Board and described herein, which policies may be modified or rescinded in the sole discretion of the Board without approval of stockholders, although the Board has no present intention to do so. See "Management and Accounting Policies." The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Marathon Stock, or Steel Stock or Delhi Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all stockholders of USX. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

  Limitations on Potential Unsolicited Acquisitions

     If the Marathon Group, the Steel Group and the Delhi Group were separate companies, any person interested in acquiring one of them without negotiation with management could seek to obtain control of it by means of a tender offer or proxy contest. Because each Group is not a separate company, any person interested in acquiring only one Group without negotiation with USX management would be required to seek control of the voting power representing all of the outstanding capital stock of USX entitled to vote on such acquisition. See "Limited Separate Voting Rights" above.

     Because of fluctuations in the relative Market Values of shares of the three classes of Common Stock, the voting power of a particular stockholder may be increased or decreased from that held at the time the stockholder acquired the stock or from that held at the time of the previous vote. The fluctuating voting powers of the three classes of Common Stock may influence a purchaser interested in acquiring and maintaining control of USX to acquire equivalent holdings in all classes of Common Stock.

  Dividends and Earnings Per Share

     The Board intends to declare and pay dividends on the Marathon Stock, Steel Stock and Delhi Stock based on the financial condition and results of operations of the respective Group, although it has no obligation under Delaware law to do so. Subject to any prior rights of the holders of Preferred Stock: (a) Marathon Stock will be payable out of legally available funds of USX (as defined under Delaware law); (b) dividends on Steel Stock will be payable out of the lesser of
(i) the Available Steel Dividend Amount and (ii) legally available funds; and
(c) dividends on Delhi Stock will be payable out of the lesser of (i) the Available Delhi Dividend Amount and (ii) legally available funds. In making its dividend decisions, the Board will rely on the financial statements of each Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of each Group, as well as the dividend policies of similar publicly traded companies.

     The method of calculating earnings per share for the Marathon Stock, the Steel Stock and the Delhi Stock reflects the Board's intent that the separately reported earnings and surplus of the Marathon Group, the Steel Group and the Delhi Group as determined consistent with the Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. Dividends on all classes of preferred stock and USX Common Stock are limited to legally available funds of USX, which are determined on the basis of the entire Corporation. Distributions on the Marathon Stock, the Steel Stock and the Delhi Stock would be precluded by a failure to pay dividends on any series of preferred stock. Net losses of any group as well as dividends and distributions on any class of Common Stock or series of preferred stock and repurchases of any class of Common Stock or series of preferred stock at prices in excess of par or stated value will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock.

     Under Delaware law, a corporation may declare and pay dividends on its capital stock either (1) out of its surplus or (2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the proceeding fiscal year. "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital. Capital for USX is the sum of
(a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share), (b) the aggregate stated capital of the outstanding shares of Adjustable Rate Preferred Stock ($50 per share) and (c) the aggregate stated capital of the outstanding shares of 6.50% Convertible Preferred Stock ($1 per share). If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is pursuant to clause (2) above) until the deficiency in capital shall have been repaired. For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

  Potential Effects of Exchange and Redemption of Common Stock

     Under various conditions, the Steel Stock may be exchanged, at USX's option, for shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding, Delhi Stock at a 10% premium. Any exchange of Steel Stock for Marathon Stock or Delhi Stock would preclude holders of Steel Stock from retaining their investment in a security reflecting USX's steel and other businesses that constitute the U.S. Steel Group. Any exchange of Delhi Stock for Steel Stock would dilute the interests of holders of Steel Stock. See "Description of Capital Stock--Steel Stock--Exchange and Redemption."

     Under various conditions, the Delhi Stock may be exchanged, at USX's option, for shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding, Steel Stock at a 10% premium. In addition, the Board may at any time exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock at a 15% premium. USX cannot predict the impact on the market price of the Delhi Stock of its ability to effect any such exchange. In addition, any exchange of Delhi Stock for Marathon Stock or Steel Stock would preclude holders of Delhi Stock from retaining their investment in a security reflecting USX's natural gas purchasing, gathering, processing, transporting and marketing operations, and any exchange of Steel Stock for Delhi Stock would dilute the interests of holders of Delhi Stock. See "Description of Capital Stock--Delhi Stock--Exchange and Redemption."

                       MANAGEMENT AND ACCOUNTING POLICIES

MANAGEMENT POLICIES

     The Board has adopted certain policies with respect to the Marathon Group, the U.S. Steel Group and the Delhi Group including, without limitation, the intention to: (i) limit capital expenditures of the U.S. Steel Group over the long term to an amount equal to the internally generated cash flow of the U.S. Steel Group, including funds generated by sales of assets of the U.S. Steel Group, (ii) sell assets and provide services among the groups only on an arm's-length basis and (iii) treat funds generated by sale of Marathon Stock, Steel Stock and Delhi Stock (except for the sale of shares deemed to represent the Retained Interest) and securities convertible into such stock as assets of the respective Group and apply such funds to acquire assets or reduce liabilities of the Marathon Group, the U.S. Steel Group or the Delhi Group, respectively, as the case may be.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX.

ACCOUNTING MATTERS AND POLICIES

     USX prepares the Marathon Group, the U.S. Steel Group and the Delhi Group financial statements in accordance with generally accepted accounting principles, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of USX. The financial statements of the Marathon Group, the U.S. Steel Group and the Delhi Group principally reflect the financial position and results of operations of the businesses included therein. Consistent with the Certificate of Incorporation and related policies, such group financial statements also include portions of USX's corporate assets and liabilities (including contingent liabilities). Principal corporate activities attributed to the groups and reflected in their financial statements include financial activities, corporate general and administrative costs, common stock transactions and income taxes.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX. In addition, generally accepted accounting principles require that any change in an accounting policy be preferable (in accordance with such principles) to the previous policy.

          PRICE RANGE OF MARATHON STOCK, DIVIDENDS AND DIVIDEND POLICY

     The Marathon Stock is listed on the NYSE and the Chicago and Pacific Stock Exchanges. The following table sets forth the range of high and low sales prices of the Marathon Stock on the New York Stock Exchange Composite Tape (the "Composite Tape") for the periods indicated.

                                                               HIGH     LOW     DIVIDENDS
                                                               -----    ----    ---------
    1992
         First Quarter.....................................    24 3/4   20         .35
         Second Quarter....................................    24       19 3/8     .35
         Third Quarter.....................................    22 3/4   17 3/4     .35
         Fourth Quarter....................................    18 7/8   15 3/4     .17
    1993
         First Quarter.....................................    20 3/8   16 3/8     .17
         Second Quarter....................................    20 1/8   16 5/8     .17
         Third Quarter.....................................    20 3/8   16 1/2     .17
         Fourth Quarter....................................    20 5/8   16 3/8     .17
    1994
         First Quarter.....................................    18 5/8   16 3/8     .17
         Second Quarter....................................    18       15 5/8     .17
         Third Quarter.....................................    18 3/8   16 3/4     .17
         Fourth Quarter (through November 29,).............    19 1/8   17 1/8     .17

     On November 29, 1994, the reported last sale price of the Marathon Stock on the Composite Tape was $18.25 per share.

     On October 25, 1994, the Board declared a dividend of $.17 per share on Marathon Stock payable December 10, 1994 to stockholders of record at the close of business on November 4, 1994. The Board reserves the right to change the dividend rate at any time and from time to time.

     The Board intends to declare and pay dividends on the Marathon Stock based on the financial condition and results of operations of the Marathon Group. In making its dividend decisions, the Board will rely on the financial statements of the Marathon Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of the Marathon Group, as well as the dividend policies of publicly traded energy companies. While the Board does not currently intend to change such dividend rate, it reserves the right to do so at any time and from time to time.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the terms of the capital stock of USX included in the Certificate of Incorporation. This description does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation, and the Amended and Restated Rights Agreement (the "Restated Rights Agreement") between USX and Mellon Bank, N.A., as Rights Agent (the "Rights Agent"), which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized capital stock of USX consists of (i) 40 million shares of preferred stock, without par value (the "Preferred Stock"), of which four million shares are designated as Adjustable Rate Cumulative Preferred Stock ("Adjustable Rate Preferred Stock"), 6,900,000 are designated as 6.50% Cumulative Convertible Preferred Stock ("6.50% Convertible Preferred Stock") and eight million shares are designated as Series A Junior Preferred Stock, (ii) 550 million shares of a class of common stock designated as USX-Marathon Group Common Stock, par value $1.00 per share, (iii) 200 million shares of a class of common stock designated as USX-U.S. Steel Group Common Stock, par value $1.00 per share and (iv) 50 million shares of a class of common stock designated as USX-Delhi Group Common Stock, par value $1.00 per share. As of October 31, 1994, there were 2,099,970 shares of Adjustable Rate Preferred Stock, 6,900,000 shares of 6.50% Convertible Preferred Stock, 287,185,917 shares of Marathon Stock, 75,830,197 shares of Steel Stock and 9,437,891 shares of Delhi Stock issued and outstanding. No shares of Series A Junior Preferred Stock are outstanding. The Marathon Stock, the Steel Stock and the Delhi Stock are together referred to as "Common Stock."

     As used herein:

          "Delhi Group" shall mean, (i) all of the businesses in which any of Delhi Gas Pipeline Corporation ("DGPC"), The Nueces Company, Delhi Gasmark, Inc. (previously Texas Gasmark, Inc.), Tonkawa Gas Processing Company, Delhi Gas Marketing Corp. (previously TXO Gas Marketing Corp.), Delhi Gas Ventures Corp. (previously TXO Gas Ventures Corp.), Ozark Gas Pipeline Corporation, Sweetwater Pipeline Corporation, Western Gas Transmission, Inc., and Western Gas Corporation (or any of their predecessors or successors) is or has been engaged, directly or indirectly, (ii) all assets and liabilities of USX to the extent attributed to any of such businesses, whether or not such assets or liabilities are or were assets and liabilities of such companies and (iii) such businesses, assets and liabilities acquired by USX for the Delhi Group as determined by the Board to be included in the Delhi Group; provided that, from and after any dividend or distribution with respect to any shares of Delhi Stock, or any repurchase of shares of Delhi Stock from holders of Delhi Stock generally, the Delhi Group shall no longer include an amount of assets or properties of the Delhi Group equal to the aggregate amount of such kind of properties or assets so paid in respect of shares of Delhi Stock multiplied by a fraction, the numerator of which is equal to one less the Delhi Fraction and the denominator of which is equal to the Delhi Fraction. If all of the outstanding shares of Steel Stock are exchanged for shares of Delhi Stock as set forth under "Steel Stock Exchange and Redemption" below, all of the businesses, assets and liabilities of the U.S. Steel Group shall be included in the Delhi Group.

          "Delhi Fraction" means, on any date, a fraction the numerator of which shall be the number of shares of Delhi Stock outstanding on such date and the denominator of which shall be initially 14,000,000 shares; provided that such fraction shall not be greater than one. The denominator of the Delhi Fraction shall be adjusted to reflect subdivisions, combinations and other reclassifications of Delhi Stock, stock dividends payable in shares of Delhi Stock to holders thereof, the issuance of shares of Delhi Stock the proceeds of which are attributed to the Delhi Group and repurchases by USX of shares of Delhi Stock.

          "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

          "Marathon Group" means, at any time, (w) all businesses in which any of Marathon Oil Company, Texas Oil & Gas Corp., Carnegie Natural Gas Company and Apollo Gas Company (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than the businesses of the Delhi Group after October 2, 1992 (the date of first issuance of Delhi Stock), (x) all assets and liabilities of USX to the extent attributed to any of such businesses, whether or not such assets or liabilities are or were assets or liabilities of such companies, (y) a proportionate interest in the business, assets and liabilities of the Delhi Group equal to one less the Delhi Fraction and (z) such businesses, assets and liabilities acquired by USX for the Marathon Group after May 6, 1991, as determined by the Board to be included in the Marathon Group; provided that after any dividend or distribution with respect to any shares of Delhi Stock, or any repurchase of shares of Delhi Stock from holders of Delhi Stock generally, the Marathon Group shall include an amount of assets or properties of the Delhi Group equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Delhi Stock multiplied by a fraction, the numerator of which is equal to one less the Delhi Fraction and the denominator of which is equal to the Delhi Fraction.

          "Market Value" of any class of Common Stock of USX on any Business Day means the average of the high and low reported sales prices regular way of a share of such class on such Business Day or, in case no such reported sale takes place on such Business Day, the average of the reported closing bid and asked prices regular way of a share on such class on such Business Day, in either case on the Composite Tape, or if the shares of such class are not listed or admitted to trading on the NYSE on such Business Day, on specified alternative markets, or, if not listed or admitted to trading on such markets, the market value as determined by the Board, subject to adjustments necessary to reflect any dividends (other than regular cash dividends) or distributions on, or subdivisions or combinations of, outstanding shares of such class. "Business Day" means each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

          "Net Proceeds," as of any date, from any Disposition of any of the properties and assets of the U.S. Steel Group or the Delhi Group, as the case may be, shall mean an amount, if any, equal to the gross proceeds of such Disposition after payment of, or reasonable provision for (i) any taxes payable by USX in respect of such Disposition, (ii) any taxes payable by USX in respect of any dividend or redemption pursuant to a dividend or redemption paid to holders of Steel Stock or Delhi Stock, as the case may be, in connection with such Disposition, (iii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iv) any liabilities (contingent or otherwise) of, or allocated to, the U.S. Steel Group or the Delhi Group, as the case may be, including, without limitation any indemnity obligations incurred in connection with the Disposition. For purposes of this definition, any properties and assets of the U.S. Steel Group or the Delhi Group, as the case may be, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property.

          "U.S. Steel Group" means, at any time, all of the businesses in which USX is or has been engaged, directly or indirectly, and all assets and liabilities of USX, other than any businesses, assets or liabilities of the Marathon Group or the Delhi Group if any shares of Marathon Stock or Delhi Stock are outstanding.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by the Board and as described in the appropriate Prospectus Supplement (if any). The future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of USX.

     Holders of the Adjustable Rate Preferred Stock are entitled to receive cumulative dividends, to be declared and paid before declaration and payment of dividends on USX's common stock, at an adjustable rate within a range of 7 1/2% to 15 3/4% per annum. The Adjustable Rate Preferred Stock can be redeemed by USX at its sole option at any time or from time to time, in whole or in part, at a redemption price of $50 per share, plus accrued and unpaid dividends thereon. See "Amended and Restated Rights Plan" below.

     Holders of the 6.50% Convertible Preferred Stock are entitled to receive cumulative dividends, to be declared and paid before declaration and payment of dividend on USX's common stock, at the rate of 6.50% per annum. The 6.50% Convertible Preferred Stock is not redeemable prior to April 1, 1996, except as described below. On and after such date, the 6.50% Convertible Preferred Stock is redeemable at the option of USX under certain circumstances, in whole or in part, for cash, initially at a price of $52.275 per share, and thereafter at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003, plus, in each case, an amount equal to accrued and unpaid dividends to the redemption date. If USX exchanges all of the outstanding Steel Stock for shares of a wholly owned subsidiary of USX to which all of the assets and liabilities of the U.S. Steel Group have been transferred, pays a dividend on or redeems shares of Steel Stock with the Net Proceeds from the Disposition of all or substantially all of the assets of the U.S. Steel Group, pays a dividend on, or USX or any of its subsidiaries consummates a tender or exchange offer for, Steel Stock, and the aggregate amount of such dividend or the consideration paid in such tender or exchange offer is an amount equal to all or substantially all of the assets, the 6.50% Convertible Preferred Stock is required to be redeemed, in whole, for $50.00 per share, plus dividends accrued and unpaid to the redemption date. The 6.50% Convertible Preferred Stock is required to be redeemed under certain other limited circumstances. The 6.50% Convertible Preferred Stock will not be entitled to the benefit of any sinking fund.

     Shares of the 6.50% Convertible Preferred Stock are convertible at any time at the option of the holder, unless previously redeemed, into shares of Steel Stock, at a conversion price of $46.125 per share of Steel Stock (equivalent to a conversion rate of 1.084 shares of Steel Stock for each share of 6.50% Convertible Preferred Stock), subject to adjustment in certain circumstances.

     The holders of the Adjustable Rate Preferred Stock and the 6.50% Convertible Preferred Stock have no vote except certain class votes in limited circumstances. Upon the dissolution, liquidation or winding-up of USX, the holders of the Adjustable Rate Preferred Stock and the 6.50% Convertible Preferred Stock are entitled to receive out of the assets of USX available for distribution to stockholders, before any payment or distribution shall be made on USX's Common Stock or any other class of stock ranking junior to such series upon liquidation, the amount of $50 per share plus all accrued and unpaid dividends thereon.

MARATHON STOCK

     DIVIDENDS--DIVIDENDS ON THE MARATHON STOCK ARE INTENDED TO BE PAID BASED ON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE MARATHON GROUP.

     Subject to any prior rights of the holders of the Preferred Stock, dividends may be paid on the Marathon Stock as determined by the Board out of funds of USX legally available therefor.

     The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

     EXCHANGE AND REDEMPTION--MARATHON STOCK MAY BE EXCHANGED FOR SHARES OF A SUBSIDIARY OF USX TO WHICH USX WOULD HAVE TRANSFERRED ALL OF THE ASSETS AND LIABILITIES OF THE MARATHON GROUP.

     At any time after the transfer of all the assets and liabilities of the Marathon Group to a wholly-owned subsidiary of USX (the "Marathon Group Subsidiary"), the Board may, in its sole discretion and by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, exchange all of the outstanding shares of Marathon Stock for all of the outstanding shares of the common stock of the Marathon Group Subsidiary (the "Marathon Group Subsidiary Stock"), on a pro rata basis.

     General Redemption Provisions: In the event of any exchange or redemption of a class of Common Stock, USX shall cause to be given to each holder of such Common Stock a notice stating (A) that shares of such Common Stock shall be exchanged or redeemed, as the case may be, (B) the date of the exchange or redemption, (C) in the event of a partial redemption, the number of shares of Steel Stock or Delhi Stock, as the case may be, to be redeemed, (D) the kind and amount of shares of capital stock or cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock held by such holder, including details as to the calculation thereof, (E) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock or cash and/or securities or other property and (F) that, except as provided in the second following paragraph, dividends on such shares of Common Stock will cease to be paid as of such exchange date or redemption date. Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the exchange date or redemption date, as the case may be, and in any case to each holder of such class of Common Stock to be exchanged or redeemed, at such holder's address as the same appears on the stock transfer books of USX. Neither the failure to mail such notice to any particular holder of such class of Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of such class of Common Stock.

     If less than all of the outstanding shares of Steel Stock or Delhi Stock, as the case may be, are to be redeemed, such shares shall be redeemed by USX pro rata among the holders of such class of Common Stock or by such other method as may be determined by the Board to be equitable.

     No adjustments in respect of dividends shall be made upon the exchange or redemption of any shares of any class of Common Stock; provided, however, that if such shares are exchanged or redeemed by USX after the record date for determining holders of such class of Common Stock entitled to any dividend or distribution thereon, such dividend or distribution shall be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption.

     Before any holder of shares of any class of Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any exchange or redemption of such class of Common Stock, such holder shall surrender at such office as USX shall specify certificates for such shares of such class of Common Stock, properly endorsed or assigned for transfer (unless USX shall waive such requirement). As soon as practicable after surrender of certificates for shares of such class of Common Stock, USX will deliver to the holder of such shares so surrendered the certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such holder is entitled, together with any fractional payment referred to below. If less than all of the shares of such class of Common Stock represented by any one certificate are to be redeemed, USX will issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

     USX shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of any class of Common Stock upon any exchange, redemption, dividend or other distribution. If more than one share of such class of Common Stock shall be held at the same time by the same holder, USX may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any exchange, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of any class of Common Stock is a fraction, USX shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Business Day prior to the date such payment is to be made. For purposes of the preceding sentence, "fair market value" of any fraction shall be (i) in the case of any fraction of a share of capital stock of USX, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

     VOTING--SHARES OF MARATHON STOCK SHALL HAVE ONE VOTE PER SHARE. SHARES OF STEEL STOCK AND DELHI STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON

THE TIME WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK OR DELHI STOCK, AS THE CASE MAY BE, TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

     Except as set forth below and under "Steel Stock--Voting" and "Delhi Stock--Voting" below, holders of all classes of Common Stock vote together as a single class on all matters as to which all holders of Common Stock are entitled to vote. On all matters to be voted on by the holders of all classes of Common Stock together as a single class, (i) each share of outstanding Marathon Stock has one vote and (ii) each share of Delhi Stock and Steel Stock has a number of votes equal to the quotient (calculated to the nearest three decimal places), as of the fifth Business Day prior to the applicable record date, of (A) the sum of
(1) four times the average ratio of X/Y for the five-Business Day period ending on such fifth Business Day, (2) three times the average ratio of X/Y for the next preceding five-Business Day period, (3) two times the average ratio of X/Y for the next preceding five-Business Day period and (4) the average ratio of X/Y for the next preceding five-Business Day period, divided by (B) ten, where X is the Market Value of the Delhi Stock or the Steel Stock, as the case may be, and Y is the Market Value of the Marathon Stock, or if there are no shares of Marathon Stock outstanding on such record date or on any of the 25 Business Days prior thereto, the sum of the Market Values of the Steel Stock and of the Delhi Stock. If shares of only one class of Common Stock are outstanding, each share of that class shall have one vote.

     Assuming that the time weighted averages of the Market Values of Marathon Stock, Steel Stock and Delhi Stock were $18, $35 and $12, respectively the per share voting rights of Marathon Stock, Steel Stock and Delhi Stock would be one vote, 1.944 votes and .667 vote per share, respectively. If the Marathon Stock, the Steel Stock and the Delhi Stock had such per share voting rights as of October 31, 1994, the holders of Marathon Stock, Steel Stock and Delhi Stock would have approximately 65%, 33% and 2% respectively, of the total voting power of USX.

     In addition, the approval of the holders of at least 66 2/3% of the outstanding Marathon Stock, voting as a separate class, shall be necessary for:

          (i) the declaration or payment of any dividend, or the making of any other payment or distribution on or with respect to, any shares of any other class of Common Stock, if such dividend, payment or distribution is to be made with (A) proceeds from the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) (a "Disposition") of any of the properties and assets of the Marathon Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the Marathon Group; or

          (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the Marathon Group, or any of the properties and assets acquired with such proceeds, in any business of the Corporation other than the Marathon Group.

Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

     The vote or consent of the holders of a majority of all of the outstanding shares of any class of Common Stock, voting as a separate class, is currently required under Delaware law for any amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of such class or alter or change the powers or special rights of the shares of such class so as to affect them adversely. The Certificate of Incorporation provides that neither the increase nor decrease of the authorized number of shares of any class of Common Stock shall require a separate vote of any class. Thus, it is possible that the holders of a majority of one or more classes of Common Stock could constitute a majority of the voting power of all classes and approve the increase or decrease of the authorized amount of any other class of Common Stock without the approval of the holders of such other class of Common Stock.

     The Certificate of Incorporation also provides that unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of a majority of the outstanding shares of any class of Common Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the merger or consolidation of USX into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly or indirectly.

     LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF EACH CLASS OF COMMON STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF ALL CLASSES OF COMMON STOCK BASED UPON THE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF EACH SUCH CLASS OF COMMON STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

     The Certificate of Incorporation provides that, in the event of a dissolution, liquidation or winding-up of USX, whether voluntary or involuntary, after payment of creditors and after the holders of Preferred Stock receive the full preferential amounts to which they are entitled, the holders of outstanding shares of each class of Common Stock will share the funds remaining for distribution to the holders of Common Stock. The holders of the outstanding Common Stock will each be entitled to receive a fraction of such funds equal to the quotient of (i) the sum of (A) four times the average ratio of X/Y for the five-Business Day period ending on the Business Day prior to the date of the public announcement of (1) a voluntary dissolution, liquidation or winding-up by USX or (2) the institution of any proceeding for the involuntary dissolution, liquidation or winding-up of USX, (B) three times the average ratio of X/Y for the next preceding five-Business Day period, (C) two times the average ratio of X/Y for the next preceding five-Business Day period and (D) the average ratio of X/Y for the next preceding five-Business Day period, divided by (ii) ten, where X is the market capitalization of such class of Common Stock and Y is the aggregate market capitalization of all classes of Common Stock. For purposes of the preceding sentence, "Market Capitalization" of any class of Common Stock on any day shall mean the product of (i) the Market Value of such class of Common Stock on such day and (ii) the number of shares of such class of Common Stock outstanding on such day.

STEEL STOCK

     DIVIDENDS--DIVIDENDS ON THE STEEL STOCK ARE INTENDED TO BE PAID BASED UPON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE U.S. STEEL GROUP.

     Subject to any prior rights of the holders of the Preferred Stock, dividends on the Steel Stock may be declared and paid only out of the lesser of
(i) funds of USX legally available therefor and (ii) the Available Steel Dividend Amount.

     The "Available Steel Dividend Amount," on any date, means either:

          (a) the greater of:

             (i) an amount equal to (x) $2.244 billion, increased or decreased, as appropriate, to reflect: (A) Steel Net Income from the close of business on December 31, 1990, (B) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of common stock of USX after December 31, 1990 and prior to the close of business on May 6, 1991 attributed to the U.S. Steel Group, (C) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Steel Stock or any shares of Preferred Stock attributed to the U.S. Steel Group and (D) any other adjustments to stockholders' equity of the U.S. Steel Group made in accordance with generally accepted accounting principles, less (y) the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group; and

             (ii) the excess of the fair market value of the net assets of the U.S. Steel Group over the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U.S. Steel Group, in the case of each of clauses (i) and (ii) increased by an amount equal to any effects of the recognition of the transition obligation upon the adoption of SFAS No. 106 (including any amendments thereto) and any cumulative effects of the adoption of SFAS No. 109 (including any amendments thereto) in the year of adoption; or

          (b) in case there shall be no such amount, an amount equal to Steel Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The amount of $2.244 billion in clause (a)(i) above represents the amount of total stockholders' equity of USX as of December 31, 1990 assigned to the U.S. Steel Group by the Board after giving consideration to the historical debt and equity structure of USX.

     The Available Steel Dividend Amount as of September 30, 1994 was at least $2.1 billion, as calculated under the preceding clause (a)(i).

     Although net income and stockholders' equity of the U.S. Steel Group was reduced when USX adopted the accounting changes required by SFAS No. 106 and SFAS No. 109, such changes did not affect cash flows of the U.S. Steel Group. As a result, in order to preclude dividends on the Steel Stock from being limited by such noncash accounting changes, the amounts in each of clause (a)(i) and clause (a)(ii) of the definition of "Available Steel Dividend Amount" were adjusted to eliminate the effects of such changes, as set forth above.

     Clause (b) in the definition of "Available Steel Dividend Amount" will permit the payment of dividends on the Steel Stock in any fiscal year to the extent there is positive Steel Net Income in such fiscal year or in the preceding fiscal year or to the extent of the sum of positive Steel Net Income, if any, in both such years. Any loss in either such year would not reduce positive Steel Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends. Such provision is comparable to Section 170 of the Delaware General Corporation Law, which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

     As used herein, "Steel Net Income" means the net income or loss of the U.S. Steel Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the U.S. Steel Group, on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes. For information concerning the policies governing the attribution of corporate activities to the U.S. Steel Group which are being followed by USX in determining Steel Net Income, see "Management and Accounting Policies."

     The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

     EXCHANGE AND REDEMPTION--IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE U.S. STEEL GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM STEEL STOCK OR (3) EXCHANGE STEEL STOCK FOR MARATHON STOCK OR, IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, DELHI STOCK, SUBJECT TO CERTAIN LIMITATIONS.

     If USX transfers all the assets and liabilities of the U.S. Steel Group to a wholly owned subsidiary of USX (the "U.S. Steel Group Subsidiary"), Steel Stock may be exchanged, at the sole discretion of the Board, by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, for all of the outstanding stock of the U.S. Steel Group Subsidiary, on a pro rata basis on the same terms and conditions as on the Marathon Stock.

     In addition, upon the Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the U.S. Steel Group (other than in connection with the Disposition by USX of all of its properties and assets in one transaction) to any person, entity or group (other than to the holders of all outstanding shares of Steel Stock on a pro rata basis or to a person, entity or group in which USX, directly or indirectly, owns a majority equity interest), USX shall, within 60 days following the consummation of such Disposition, either (i) subject to the limitations on dividends on Steel Stock set forth above, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of the Steel Stock in an amount equal to the Net Proceeds of such Disposition, (ii) to the extent that there are funds of USX legally available therefor, redeem the number of whole shares of Steel Stock having an aggregate average Market Value during the ten-Business Day period following consummation of such Disposition, closest to the value of the Net Proceeds of such Disposition, for cash and/or securities or other property received as proceeds of such Disposition in an amount equal to the Net

Proceeds or (iii) exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Delhi Stock are outstanding, of Delhi Stock, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Steel Stock to the Market Value of one share of Marathon Stock or one share of Delhi Stock, as the case may be, during such period.

     If, immediately after any event, USX, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which USX, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets of the U.S. Steel Group owned by such person, entity or group shall be deemed to have occurred. In the case of a Disposition of properties or assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     "Substantially all of the properties and assets of the U.S. Steel Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the U.S. Steel Group as of such date (excluding the assets and properties of any person, entity or group in which USX, directly or indirectly, owns less than a majority equity interest).

     After any such special dividend or redemption pursuant to clause (i) or
(ii) in the third preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Delhi Stock are outstanding, of Delhi Stock, equal to 110% of the Market Value Ratio as of the fifth Business Day prior to the date notice of such exchange is mailed to the holders of Steel Stock. For purposes of the preceding sentence, "Market Value Ratio", as of any date, means the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of S/X for the five-Business Day period ending on such date. (B) the quotient of (I) the sum of (w) four times the average ratio of S/X for the five-Business Day period ending on such date, (x) three times the average ratio of S/X for the next preceding five-Business Day period, (y) two times the average ratio of S/X for the next preceding five-Business Day period and (z) the average ratio of S/X for the next preceding five-Business Day period, divided by
(2) ten and (C) if the special dividend pursuant to clause (i) of the third preceding paragraph was declared and paid or the redemption pursuant to clause
(ii) thereof was made prior to the commencement of the most recently completed fiscal quarter of USX, the average ratio of S/X for such fiscal quarter, where S is the Market Value of one share of the Steel Stock and X is the Market Value of one share of the Marathon Stock or one share of Delhi Stock, as the case may be. In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the U.S. Steel Group constitute a viable business. Other considerations could include the number of shares of Steel Stock remaining outstanding following any such redemption, the per share market price of the Steel Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

     An exchange or redemption of Steel Stock for Marathon Stock or Delhi Stock, as the case may be, would be made on the same general terms and conditions as described above under "Marathon Stock--Exchange and Redemption--General Provisions."

     VOTING--SHARES OF STEEL STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON TIME-WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

     The holders of shares of the Steel Stock have the voting rights described above under the caption "Marathon Stock--Voting."

     In addition, as is the case with the use of the proceeds from the Disposition of any properties or assets of the Marathon Group or the Delhi Group, unless the vote or consent of a greater number of shares shall then be required by law, the approval of the holders of at least 66 2/3% of the outstanding Steel Stock, voting as a separate class. shall be necessary for:

          (i) the declaration or payment of any dividend on, or the making of any other payment or distribution on or with respect to, any shares of any other class of common stock, if such dividend, payment or distribution is to be made with (A) proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the U.S. Steel Group; or

          (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the U.S. Steel Group, or any of the properties and assets acquired with such proceeds, in any business of USX other than a business of the U.S. Steel Group. Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

     LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF STEEL STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF COMMON STOCK BASED ON THE RELATIVE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF THE STEEL STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

     In the event of a dissolution, liquidation or winding-up of USX, the holders of shares of Steel Stock are entitled to receive funds in the amounts described above under "Marathon Stock--Liquidation."

DELHI STOCK

     DIVIDENDS--DIVIDENDS ON THE DELHI STOCK ARE INTENDED TO BE PAID BASED UPON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE DELHI GROUP.

     Subject to any prior rights of the holders of the Preferred Stock, dividends on the Delhi Stock may be declared and paid only out of the lesser of
(i) funds of USX legally available therefor and (ii) the Available Delhi Dividend Amount.

     The "Available Delhi Dividend Amount," on any date, means the product of the Delhi Fraction and either:

         (a) the greater of:

             (i) an amount equal to (X) $172.9 million, increased or decreased, as appropriate, to reflect, from June 30, 1992, (A) Delhi Net Income,
        (B) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Marathon Stock prior to the close of business on October 2, 1992 attributed to the Delhi Group, (C) any dividends or other distributions declared or paid with respect to, or repurchases or issuances of, any shares of Delhi Stock or any shares of Preferred Stock attributed to the Delhi Group, (D) assets or properties of the Delhi Group that are no longer included as part of the Delhi Group as a result of any such dividend, distribution or repurchase pursuant to the proviso to the definition of "Delhi Group" set forth above and (E) any other adjustments to stockholders' equity of the Delhi Group made in accordance with generally accepted accounting principles less (Y) the sum of the aggregate stated capital of all outstanding Preferred Stock attributed to the Delhi Group and the quotient of the aggregate par value of all outstanding Delhi Stock divided by the Delhi Fraction; and

             (ii) the excess of the fair market value of the net assets of the Delhi Group over the sum of the aggregate stated capital of all outstanding Preferred Stock attributed to the Delhi Group, and the quotient of the aggregate par value of all outstanding Delhi Stock divided by the Delhi Fraction; or

          (b) in case there shall be no such amount, an amount equal to Delhi Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The amount of $172.9 million in clause (a)(i) above represents the amount of the stockholders' equity of USX as of June 30, 1992 attributable to the Delhi Group based upon a capital structure that reflects attribution to the Delhi Group of a total amount of $128.0 million of debt, as determined by the Board pursuant to the Certificate of Incorporation.

     The Available Delhi Dividend Amount as of September 30, 1994 was at least $104.2 million, as calculated under the preceding clause (a)(i).

     "Delhi Net Income" means the net income or loss of the Delhi Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the Delhi Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes. For information concerning the policies governing the attribution of corporate activities to the Delhi Group which will be followed by USX in determining Delhi Net Income, see "Management and Accounting Policies."

     Clause (b) in the definition of "Available Delhi Dividend Amount" will permit the payment of dividends on the Delhi Stock in any fiscal year to the extent there is positive Delhi Net Income in such fiscal year or in the preceding fiscal year or to the extent of the sum of positive Delhi Net Income, if any, in both such years. Any loss in either such year would not reduce positive Delhi Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends. Such provision is comparable to Section 170 of the Delaware General Corporation Law, which is applicable to the Delhi Stock, and which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

     The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, exclusively on the Steel Stock, exclusively on the Delhi Stock or on such classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

     EXCHANGE AND REDEMPTION--IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE DELHI GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM DELHI STOCK OR (3) EXCHANGE DELHI STOCK FOR MARATHON STOCK OR, IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, STEEL STOCK, SUBJECT TO CERTAIN LIMITATIONS. ALSO, THE BOARD MAY REQUIRE THAT THE DELHI STOCK BE EXCHANGED FOR MARATHON STOCK, OR IF THERE ARE NO SHARES OF MARATHON STOCK OUTSTANDING, STEEL STOCK, IN CERTAIN CIRCUMSTANCES.

     If USX transfers all of the assets and liabilities of the Delhi Group to a wholly owned subsidiary of USX (the "Delhi Group Subsidiary"), the Delhi Stock may be exchanged, at the sole discretion of the Board, by a majority vote of the directors then in office, provided that there are funds of USX legally available therefor, for a number of shares of common stock of the Delhi Group Subsidiary equal to the product of the Delhi Fraction and the number of all outstanding shares of the Delhi Group Subsidiary, on a pro rata basis. USX would retain the balance of the outstanding shares of common stock of the Delhi Group Subsidiary if the Delhi Fraction were less than one, which balance would be attributed to the Marathon Group.

     In addition, upon the Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the Delhi Group (other than in connection with the Disposition by USX of all of its properties or assets in one transaction) to any person, entity or group (other than to the holders of all outstanding shares of Delhi Stock on a pro rata basis or to any person, entity or group in which USX, directly or indirectly, owns a majority equity interest), USX shall, within 60 days following the consummation of such Disposition, either (i) subject to the limitations on dividends on Delhi Stock set forth under "Dividends" above, declare and pay a dividend in cash and/or in securities or other property received as proceeds of such Disposition to the holders of Delhi Stock in an amount equal to the product of the Delhi Fraction and the Net Proceeds of such Disposition, (ii) to the extent that there are funds of USX legally available therefor, redeem the number of whole shares of Delhi Stock that has an aggregate average Market Value, during a specified period, closest to the value of the product of the Delhi Fraction and the Net Proceeds of such Disposition, for cash and/or securities or other property received as proceeds of such Disposition in an amount equal to such product or (iii) exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Marathon Stock or one share of Steel Stock, as the case may be, during such period.

     If, immediately after any event, USX, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which USX, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets of the Delhi Group owned by such person shall be deemed to have occurred. In the case of a Disposition of properties or assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     "Substantially all of the properties and assets of the Delhi Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the Delhi Group as of such date (excluding the assets and properties of any person, entity or group in which USX, directly or indirectly, owns less than a majority equity interest).

     After any such special dividend or redemption pursuant to clause (i) or
(ii) in the third preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 110% of the Market Value Ratio as of the fifth Business Day prior to the date notice of such exchange is mailed to the holders of Delhi Stock. In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the Delhi Group constitute a viable business. Other considerations could include the number of shares of Delhi Stock remaining outstanding following any such redemption, the per share market price of the Delhi Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

     In addition, the Board may, by a majority vote of the directors then in office, at any time exchange each outstanding share of Delhi Stock for a number of shares of Marathon Stock or, if there are no shares of Marathon Stock outstanding and shares of Steel Stock are outstanding, of Steel Stock, equal to 115% of the Market Value Ratio as of the fifth Business Day prior to the date such notice is mailed to the holders of Delhi Stock.

     For purposes of the two preceding paragraphs, "Market Value Ratio," as of any date, means the highest of the following (calculated to the nearest five decimal places): (A) the average ratio of D/X for the five-Business Day period ending on such date, (B) the quotient of (1) the sum of (w) four times the average ratio of D/X for the five-Business Day period ending on such date, (x) three times the average ratio of D/X for the next preceding five-Business Day period, (y) two times the average ratio of D/X for the next preceding five-Business Day period and (z) the average ratio of D/X for the next preceding five-Business Day period, divided by (2) ten and (C) if the special dividend pursuant to clause (i) of the seventh preceding paragraph was declared and paid or the redemption pursuant to clause (ii) thereof was made prior to the commencement of the most recently completed fiscal quarter of USX, the average ratio of D/X for such fiscal quarter, where D is the Market Value of one share of the Delhi Stock and X is the Market Value of one share of the Marathon Stock or Steel Stock, as the case may be.

     An exchange or redemption of Delhi Stock for Marathon Stock or Steel Stock, as the case may be, would be made on the same general terms and conditions as described above under "Marathon Stock--Exchange and Redemption--General Provisions."

     VOTING--SHARES OF DELHI STOCK WILL, WHEN VOTING TOGETHER WITH ALL OTHER CLASSES OF COMMON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON TIME-WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF DELHI STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

     The holders of shares of the Delhi Stock have the voting rights described above under the caption "Marathon Stock--Voting."

     In addition, as is the case with the use of the proceeds from the Disposition of any properties or assets of the Marathon Group or the U.S. Steel Group, the approval of the holders of at least 66 2/3% of the outstanding Delhi Stock, voting as a separate class, shall be necessary for:

          (i) the declaration or payment of any dividend on, or the making of any other payment or distribution on or with respect to, any shares of any other class of Common Stock, if such dividend, payment or distribution is to be made with (A) proceeds from the Disposition of any of the properties and assets of the Delhi Group or (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the Delhi Group; or

          (ii) the use, or reservation for use, of any proceeds from the Disposition of any of the properties and assets of the Delhi Group, or any of the properties and assets acquired with such proceeds, in any business of USX other than a business of the Delhi Group. Notwithstanding the foregoing, however, such vote shall not be required if such proceeds are loaned at a rate or rates representative of actual borrowings and short-term investments by USX.

     LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF DELHI STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF COMMON STOCK BASED ON THE RELATIVE TIME-WEIGHTED AVERAGE AGGREGATE MARKET CAPITALIZATION OF THE DELHI STOCK TO THE AGGREGATE MARKET CAPITALIZATION OF ALL CLASSES OF COMMON STOCK.

     In the event of a dissolution, liquidation or winding-up of USX, the holders of shares of Delhi Stock are entitled to receive funds in the amounts described above under "Marathon Stock--Liquidation."

  Retained Interest of the Marathon Group

     Prior to October 2, 1992, all of the businesses that constituted the Delhi Group were part of the Marathon Group and their results of operations and financial condition were reflected in their entirety in the financial statements of the Marathon Group. As of that date, these businesses ceased to be included in the Marathon Group. Their results of operations and financial condition were reflected in the financial statements of the Delhi Group and ceased to be reflected in the financial statements of the Marathon Group, except to the extent of any Retained Interest, as described below, and as appropriate in accordance with generally accepted accounting principles.

     In connection with the establishment of the Delhi Group and the initial public offering of Delhi Stock, the Board designated 14,000,000 shares of Delhi Stock as the total number of shares of Delhi Stock which it deemed to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group, all of which were attributed to the Marathon Group. This number was established by taking into account, among other factors, the initial level of USX debt and equity capitalization to be assigned to the Delhi Group, Delhi's recent historical unleveraged financial performance relative to its competitors that are publicly traded and the state of the markets for public offerings and other stock transactions.

     Since the 9,000,000 shares of Delhi Stock sold in the initial public offering represented less than the entire equity value of USX attributable to the Delhi Group, the Marathon Group has been deemed to have a Retained Interest in the business, assets and liabilities of the Delhi Group equal to the balance of such equity value (deemed to be represented by 5,000,000 shares at the time of the initial public offering). As of October 31, 1994, an additional 434,686 shares of Delhi Stock deemed to represent part of the Retained Interest had been issued in connection with certain employee benefit plans. This reduced the number of shares deemed to represent the Retained Interest as of that date to 4,565,314 and increased the number of shares outstanding to 9,434,686. In addition, 3,205 shares representing an additional equity interest in the Delhi Group were issued in connection with employee stock grants, increasing the number of shares outstanding at October 31, 1994 to 9,437,891 and increasing the total number of shares of Delhi Stock deemed to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group to 14,003,205.

     The 35,996,795 authorized shares of Delhi Stock in excess of the total of the shares outstanding and the shares deemed to represent the Retained Interest are available for issuance as additional equity for the Delhi Group. Authorized but unissued shares may be issued without approval of the holders of Delhi Stock and may be issued in the future at prices which could dilute the equity interest of existing holders of Delhi Stock at that time. See "Special Considerations--Considerations Relating to Common Stock--No Rights or Additional

Duties with Respect to the Groups; Potential Conflicts" and "Description of Capital Stock--Delhi Stock--Dividends."

DETERMINATIONS BY BOARD

     Any determinations made by the Board under the foregoing provisions will be final and binding on all stockholders of USX.

OTHER RIGHTS

     The holders of Common Stock do not have any preemptive rights or any rights to convert their shares into any other securities of USX.

STOCK TRANSFER AGENT AND REGISTRAR

     USX maintains its own stock transfer department at the following address:
USX Corporation, Shareholder Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776. Certificates representing shares can also be presented for registration of transfer at Chemical Bank, 55 Water Street, New York, New York.

     Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, PA 15258 is the Registrar for all the Common Stock.

AMENDED AND RESTATED RIGHTS PLAN

     The following is a brief description of the terms of the Stockholders Rights Plan set forth in the Restated Rights Agreement between USX and the Rights Agent.

     Under the Restated Rights Agreement, the right (each a "Right") to purchase from USX a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock, no par value (the "Junior Preferred Stock"), at a purchase price of $120 in cash per Unit, subject to adjustment, is attached to each share of Marathon Stock, Steel Stock and Delhi Stock (sometimes hereinafter referred to together as the "Voting Stock"). A Right attached to a share of Marathon Stock is hereinafter referred to as a "Marathon Right," a Right attached to a share of Steel Stock is hereinafter referred to as a "Steel Right" and a Right attached to a share of Delhi Stock is hereinafter referred to as a "Delhi Right."

     The Rights will separate from the Voting Stock and a Rights distribution date will occur upon the earlier of (i) 15 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired (except pursuant to a Qualifying Offer (defined in the Restated Rights Agreement as an all-cash tender offer for all outstanding shares of Voting Stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (the "Stock Acquisition Date"), or (ii) 15 days (or upon such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock. For purposes of the Restated Rights Agreement, total voting power of Voting Stock shall be determined based upon the most recent calculation announced by USX. See "Marathon Stock--Voting," "Steel Stock--Voting" and "Delhi Stock--Voting" above. If a person inadvertently becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of the Voting Stock due to the recalculation by USX of the relative voting power of Marathon Stock, Steel Stock and Delhi Stock, such person will not be an Acquiring Person unless and until such person acquires any additional shares of Voting Stock.

     In the event that a person or group becomes the beneficial owner of Voting Stock representing 15% or more of the total voting power of all outstanding shares of Voting Stock (except pursuant to a Qualifying Offer), the Rights "flip-in" and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, Marathon Stock, Steel Stock or Delhi Stock, as the case may be (or in certain circumstances, cash, property, or other securities of USX), having a value equal to two times the exercise price of the Marathon Right, Steel Right or Delhi Right, respectively. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USX as set forth below.

     In the event that, any time following the Stock Acquisition Date, (i) USX is acquired in a merger or other business combination transaction in which USX is not the surviving corporation (other than a merger that follows a Qualifying Offer) or its Voting Stock is changed or exchanged, or (ii) 50% or more of USX's assets, earning power or cash flow is sold or transferred, the Rights "flip-over" and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until 15 days following the Stock Acquisition Date (subject to extension), USX may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by the Board (the "Redemption Price"). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Marathon Rights, Steel Rights and Delhi Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of Marathon Stock, Steel Stock and Delhi Stock, respectively, at an exchange ratio of one share of Marathon Stock for each Marathon Right, one share of Steel Stock for each Steel Right and one share of Delhi Stock for each Delhi Right (subject to certain anti-dilution adjustments). However, the Board may not effect such an exchange at any time any person or group owns Voting Stock representing 50% or more of the total voting power of the Voting Stock then outstanding.

     As long as the Rights are attached to shares of Voting Stock, USX will issue Marathon Rights on each share of Marathon Stock, Steel Rights on each share of Steel Stock and Delhi Rights on each share of Delhi Stock issued prior to the Rights distribution date so that all such shares will have attached Rights.

     A copy of the Restated Rights Agreement is available free of charge from the Rights Agent.

                             VALIDITY OF SECURITIES

     The validity of the issuance of the Offered Securities will be passed upon for USX by D. D. Sandman, General Counsel and Secretary of USX or by J.A. Hammerschmidt, Assistant General Counsel of USX. Messrs. Sandman and Hammerschmidt in their respective capacities as General Counsel and Secretary, and Assistant General Counsel are paid salaries by USX and participate in various employee benefit plans offered to officers of USX generally.

                                    EXPERTS

     The consolidated financial statements of USX, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group and the financial statements of the Delhi Group as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the reports (the report pertaining to the U.S. Steel Group financial statements contains an explanatory paragraph referring to the U.S. Steel Group's involvement in certain contingencies as described in Note 26 to the U.S. Steel Group financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                      APPENDIX I

                          SUMMARY OF USX COMMON STOCK

   The following summary is qualified in its entirety by the detailed information appearing elsewhere in, or incorporated by reference in, this Prospectus. Capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                                                                   USX COMMON STOCK
                       ---------------------------------------------------------------------------------------------------------
                              USX-MARATHON GROUP                 USX-U.S. STEEL GROUP                   USX-DELHI GROUP
                                 COMMON STOCK                        COMMON STOCK                        COMMON STOCK
                       ---------------------------------   ---------------------------------   ---------------------------------
BUSINESS:              Energy business.                    Steel and other businesses.         Gas gathering and processing
                                                                                               business.
NUMBER OF SHARES       287,185,917                         75,830,197                          9,437,891
 OUTSTANDING AS OF
 OCTOBER 31, 1994:

VOTING RIGHTS:         Except as otherwise described       Except as otherwise described       Except as otherwise described
                       herein, the Marathon Stock will     herein, the Steel Stock will vote   herein, the Delhi Stock will vote
                       vote as a single class with the     as a single class with the          as a single class with the
                       Steel Stock and the Delhi Stock.    Marathon Stock and the Delhi        Marathon Stock and the Steel
                       The Marathon Stock will have one    Stock. Each share of Steel Stock    Stock. Each share of Delhi Stock
                       vote per share.                     will have a variable number of      will have a variable number of
                                                           votes based upon the relative       votes based upon the relative
                                                           Market Values of one share of       Market Values of one share of
                                                           Steel Stock and one share of        Delhi Stock and one share of
                                                           Marathon Stock, and may have more   Marathon Stock, and may have more
                                                           than, less than or exactly one      than, less than or exactly one
                                                           vote per share.                     vote per share.

DIVIDENDS:             Dividends on the Marathon Stock     Dividends on the Steel Stock will   Dividends on the Delhi Stock will
                       will be paid at the discretion of   be paid at the discretion of the    be paid at the discretion of the
                       the Board based primarily upon      Board based primarily upon the      Board based primarily upon the
                       the long-term earnings and cash     long-term earnings and cash flow    long-term earnings and cash flow
                       flow capabilities of the Marathon   capabilities of the U.S. Steel      capabilities of the Delhi Group,
                       Group, as well as on the dividend   Group, as well as on the dividend   as well as on the dividend
                       policies of publicly traded         policies of publicly traded steel   policies of similar publicly
                       energy companies. Dividends will    companies. Dividends will be        traded companies. Dividends will
                       be payable out of all funds of      payable out of the lesser of (i)    be payable out of the lesser of
                       USX legally available therefor.     all funds of USX legally            (i) all funds of USX legally
                                                           available therefor and (ii) the     available therefor and (ii) the
                                                           Available Steel Dividend Amount.    Available Delhi Dividend Amount.

EXCHANGE AND           USX may exchange the Marathon       USX may exchange the Steel Stock    USX may exchange the Delhi Stock
 REDEMPTION:           Stock for shares of a wholly        for shares of a wholly owned        for shares of a wholly owned
                       owned subsidiary that holds all     subsidiary that holds all the       subsidiary that holds all the
                       the assets and liabilities of the   assets and liabilities of the       assets and liabilities of the
                       Marathon Group.                     U.S. Steel Group.                   Delhi Group.

                                                           If USX sells all or substantially   If USX sells all or substantially
                                                           all of the properties and assets    all of the properties and assets
                                                           of the U.S. Steel Group, USX must   of the Delhi Group, USX must
                                                           either: (i) pay a special           either: (i) pay a special
                                                           dividend to holders of Steel        dividend to holders of Delhi
                                                           Stock equal to the Net Proceeds;    Stock equal to the Net Proceeds;
                                                           or (ii) redeem shares of Steel      or (ii) redeem shares of Delhi
                                                           Stock having an aggregate Market    Stock having an aggregate Market
                                                           Value closest to the value of the   Value closest to the value of the
                                                           Net Proceeds for an amount equal    Net Proceeds for an amount equal
                                                           to the Net Proceeds; or (iii)       to the Net Proceeds; or (iii)
                                                           exchange each share of Steel        exchange each share of Delhi
                                                           Stock for a number of shares of     Stock for a number of shares of
                                                           Marathon Stock equal to 110% of     Marathon Stock or, if no Marathon
                                                           the ratio of the Market Values of   Stock is outstanding, of Steel
                                                           one share of Steel Stock to one     Stock, equal to 110% of the ratio
                                                           share of Marathon Stock.            of the Market Values of one share
                                                                                               of Delhi Stock to one share of
                                                                                               Marathon Stock or one share of
                                                                                               Steel Stock, as the case may be.

                                                                                               The Board may, at any time,
                                                                                               exchange each outstanding share
                                                                                               of Delhi Stock for a number of
                                                                                               shares of Marathon Stock or, if
                                                                                               there are no shares of Marathon
                                                                                               Stock outstanding, Steel Stock
                                                                                               equal to 115% of the Market Value
                                                                                               of one share of Delhi Stock to
                                                                                               one share of Marathon Stock or
                                                                                               one share of Steel Stock, as the
                                                                                               case may be.

LIQUIDATION:           In the event of the liquidation     In the event of the liquidation     In the event of the liquidation
                       of USX, holders of Marathon Stock   of USX, holders of Steel Stock      of USX, holders of Delhi Stock
                       will share the funds, if any,       will share the funds, if any,       will share the funds, if any,
                       remaining for distribution to       remaining for distribution to       remaining for distribution to
                       common stockholders with holders    common stockholders with holders    common stockholders with holders
                       of Steel Stock and Delhi Stock      of Marathon Stock and Delhi Stock   of Marathon Stock and Steel Stock
                       based upon the relative market      based upon the relative market      based upon the relative market
                       capitalizations of each.            capitalizations of each.            capitalizations of each.

LISTING:               NYSE under the symbol "MRO".        NYSE under the symbol "X".          NYSE under the symbol "DGP".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Securities and Exchange Commission filing fee......................   $ 3,883
        Costs of printing and engraving....................................     3,000
        Accounting fees and expenses.......................................     5,000
        Miscellaneous expenses.............................................     1,117
                                                                              -------
                  Total....................................................   $13,000
                                                                              =======

All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

     The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See Exhibit Index.

     (b) All schedules are omitted because they are not applicable or the required information is contained in the respective financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to the foregoing provisions, or otherwise, USX has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON NOVEMBER 29, 1994.

                                  USX CORPORATION
                                  (Registrant)

                                                 /S/ LEWIS B. JONES
                                  By............................................

                                    Lewis B. Jones, Vice President & Comptroller

Pittsburgh, Pennsylvania

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 29, 1994.

                  SIGNATURE                                          TITLE
                  ---------                                          ------
                      *                               Chairman of the Board of Directors,
 ...........................................         Chief Executive Officer and Director
                 C. A. CORRY                             (Principal Executive Officer)

           /S/ ROBERT M. HERNANDEZ                        Executive Vice President--
 ...........................................                 Accounting & Finance
             ROBERT M. HERNANDEZ                           & Chief Financial Officer
                                                                 and Director
                                                         (Principal Financial Officer)

             /S/ LEWIS B. JONES                          Vice President & Comptroller
 ...........................................            (Principal Accounting Officer)
               LEWIS B. JONES

                                                                   Director
 ...........................................
              NEIL A. ARMSTRONG

                      *                                            Director
 ...........................................
              VICTOR G. BEGHINI

                      *                                            Director
 ...........................................
          JEANETTE GRASSELLI BROWN

                      *                                            Director
 ...........................................
              JAMES A. D. GEIER

                      *                                            Director
 ...........................................
               CHARLES R. LEE

                      *                                            Director
 ...........................................
                PAUL E. LEGO

                                                                   Director
 ...........................................
                RAY MARSHALL

                  SIGNATURE                                          TITLE
                  ---------                                          -----
                      *                                            Director
 ...........................................
            JOHN F. MCGILLICUDDY

                      *                                            Director
 ...........................................
               JOHN M. RICHMAN

                      *                                            Director
 ...........................................
              SETH E. SCHOFIELD

                      *                                            Director
 ...........................................
               THOMAS J. USHER

                      *                                            Director
 ...........................................
             DOUGLAS C. YEARLEY

             /S/ LEWIS B. JONES
 *By ......................................
      LEWIS B. JONES, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
- -------

   4.1     Restated Certificate of Incorporation of USX dated November 1, 1993.
           (Incorporated by reference to the USX Form 10-Q for the nine-month period ended
           September 30, 1993.)

   4.2     By-laws of USX dated June 28, 1994 (Incorporated by reference to
           Exhibit 4.2 to Registration Statement No. 33-50191.)

   4.3 Amended and Restated Rights Agreement. (Incorporated by Reference to the USX Form 8 Amendment to Form 8-A Filed on October 5, 1992.
           File No. 1-5153.)

   5.      Opinion and consent of J.A. Hammerschmidt, Esq.

  23.1     Consent of Price Waterhouse LLP.

  23.2     Consent of J.A. Hammerschmidt, Esq. (Included in Exhibit 5.)

  24.      Powers of Attorney.

  27.      Financial Data Schedule (Incorporated by reference to the USX Form
           10-Q for the nine-month period ended September 30, 1994.)